UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): September 7, 2012 (September 1, 2012)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2012, Cell Therapeutics, Inc.’s (the “Company”) wholly-owned subsidiary CTI Life Sciences Ltd., a U.K. limited company (“CTILS”), entered into a Logistics Agreement (the “Agreement”) with Movianto Nederland BV (“Movianto”). Pursuant to the terms of the Agreement, Movianto has agreed to provide certain warehousing, transportation and distribution services and all related activities (collectively, the “Services”) to CTILS and its affiliates for the Company’s pharmaceutical product Pixuvri® in certain agreed territories in Europe. The Services include receipt, unloading and checking, warehousing and inventory control, customer order management, distribution, transportation, lot number and expiry date control, returned goods processing, return and recall, product quality assurance, reporting, credit management and debt collection.

The Agreement provides that in consideration of the Services, CTILS will pay Movianto (i) a service fee (the “Service Fee”) based on the number of Services provided by Movianto each month and (ii) a one-time information technology implementation fee, each as set forth in the Agreement. The Service Fee is fixed for a period of one year, and thereafter may not be increased more than once in any twelve month period. The Service Fee may be adjusted annually to reflect any increase or decrease in certain costs incurred by Movianto in supplying the Services in the normal course of business, including taxes, the cost of fuel and the cost of insurance, provided that such costs are reasonable. All other costs and expenses directly or indirectly connected to the provision of the Services will be borne by Movianto. Pursuant to the Agreement, CTILS has also granted Movianto a non-exclusive, non-assignable license to use certain technical information necessary for Movianto to complete its obligations pursuant to the Agreement. This license will terminate automatically in the event the Agreement is terminated for any reason; if the Agreement is terminated with respect to an individual product of the Company, this license will terminate automatically in relation to the termination of the Agreement with respect to the individual product.

The Agreement has an initial term commencing, subject to written confirmation that the necessary services as set forth in the Agreement have been completed to CTILS’s satisfaction, from the date of CTILS’s receipt of a European Wholesale Dealer License by the Medicines and Healthcare products Regulatory Authority (MHRA) and continuing for a period of two years, or until terminated in accordance with the terms of the Agreement. Thereafter, the Agreement will be automatically renewed for successive one year periods, unless either party gives written notice of their intent to not renew no less than three months prior to such end of year period. Following the first year of the Agreement, the Agreement may be terminated at any time by CTILS subject to three months’ prior written notice. Either party may terminate the Agreement upon the occurrence of certain events, including if the other party (i) defaults in the performance of any of its material obligations under the Agreement and fails to remedy such default within thirty days after notice from the non-defaulting party requiring it to do so or (ii) becomes bankrupt or insolvent or similar proceedings or arrangements occurs. In addition, CTILS may terminate the Agreement upon written notice to Movianto in the event of any change in the direct or indirect ownership of Movianto’s business which CTILS considers prejudicial to, or in conflict with CTILS’s interests.

CTILS has agreed to indemnify Movianto from and against all losses, damages, costs, claims, demands, judgments and liability incurred by reason of a liability to a third party and arising out of (i) CTILS’s breach of its duties, representations or warranties under the Agreement, (ii) product liability claims, or (iii) intellectual property right infringement claims, except to the extent that any such losses, damages, costs, claims, demands, judgments or liability are due to the actions, negligence or wrongful act(s) or omissions of Movianto. Movianto has agreed to indemnify CTILS from and against certain losses, damages, costs, claims, demands, judgments and liability incurred by reason of a liability to a third party and arising out of Movianto’s breach of applicable laws and regulations or its duties, representations or warranties under the Agreement, except to the extent that any such losses, damages, costs, claims, demands, judgments or liability are due to the negligence or wrongful act(s) or omissions of CTILS.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: September 7, 2012	By:	/s/ James A. Bianco, M.D.
James A. Bianco
President and Chief Executive Officer